EXHIBIT "D"

                                 WATERFALL

     Notwithstanding anything to the contrary in the Borrower Operating Agreement (including Sections 4.1, 4.2 and 4.3), all Borrower Cash shall be allocated and applied as follows:

1.    Applications of Property-Specific Borrower Cash.

      To the extent attributable to or arising from specific Approved Property(ies) (including the operations and dispositions thereof), Borrower Cash for each calendar month of Borrower shall be applied and disbursed on each Payment Date as follows (provided, however, that all sums otherwise payable to DMB shall be subject to any provisions of the Senior Loan Documents that require such sums to be applied or used instead in a particular manner, such as on account of Release Shortfalls or to fund the Retained Earnings Reserve):

     1.1 First: to reimburse Subordinated Lender in full for any Subordinated Loan Advances made by Subordinated Lender to cure any Event of Default by Borrower;

     1.2  Cash Flow from Sales or Refinancing.

          (a) Pay 80% toward repayment of any outstanding principal of any Subordinated Loan Advances relating to the Approved Property which is the subject of the Sale or Refinancing and 20% to DMB as return of its Capital Contribution allocated to such Approved Property until DMB has received the total return of such Capital Contribution allocated to such Approved Property.

          (b) Pay 80% toward repayment of any outstanding principal of any Subordinated Loan Advance from any Approved Property which has a Loan Recovery Shortfall and 20% to DMB as return of its Capital Contribution allocated to any Approved Property which has been previously sold where it has any outstanding Capital Contributions until said Capital Contributions are fully returned.

          (c) Pay 80% to the Subordinated Lender and 20% to DMB towards all accrued and unpaid Basic Interest Disbursement and Supplemental Interest Disbursement relating to the Approved Property which is the subject of the Sale or Refinancing.

          (d) To pay Administrative Expenses and to repay any Capital Contributions previously made by DMB to Borrower, or Subordinated Loan Advances previously made by Subordinated Lender, to pay Administrative Expenses, in proportion to such Capital Contributions and Subordinated Loan Advances (the "Administrative Expense Disbursements");

          (e) The total remaining amount (the "Net Property Profit") shall be paid fifty percent (50%) to DMB as additional return on its equity investment in Borrower and fifty percent (50%) to Subordinated Lender as Contingent Subordinated Loan Interest.

          In the event of a Refinancing or prepayment without a sale of the Approved Property, the Net Property Profit will be Fair Market Value of the Approved Property as defined herein. The Fair Market Value shall be in its "as is" condition, which may include the fact that the Approved Property is subject to Environmental Risks. Fair Market Value will be determined by three appraisals. The Subordinated Lender and DMB shall each select an appraiser, each within fifteen (15) days of the notice of the prepayment or Refinancing. Those appraisers will select a third appraiser within ten (10) days thereafter. All three appraisers shall perform appraisals of the Approved Property. The Fair Market Value will be equal to the average of the two appraisals whose valuation is closest together in their determination. The third appraisal will be disregarded.

     1.3  Cash Flow from Operations.

         (a) To pay 80% to any unpaid Subordinated Loan Advance and 20% DMB's Capital Contribution from any Approved Property which has been previously sold;

         (b) (i) Eighty percent (80%) to Subordinated Lender on account of Basic Subordinated Loan Interest attributable to Subordinated Loan Advances relating to such Property; and (ii) twenty percent (20%) to DMB; but only until such time as Subordinated Lender and DMB have received (taking into account the current and all prior Basic Return Disbursements and Supplemental Return Disbursements) a cumulative annual return of ten percent simple interest
(10%) per annum (calculated based on actual days elapsed divided by 360) as to its Capital Contribution in such Approved Property(ies) (and
Subordinated Lender has received Basic Subordinated Loan Interest proportionate thereto) (the "Basic Return Disbursements" payable to DMB);

         (c) To pay Administrative Expenses and to repay any Capital Contributions previously made by DMB to Borrower, or Subordinated Loan Advances previously made by Subordinated Lender, to pay Administrative Expenses, in proportion to such Capital Contributions and Subordinated Loan Advances
(the "Administrative Expense Disbursements");

         (d) (i) Eighty percent (80%) to Subordinated Lender on account of Basic Subordinated Loan Interest; and (ii) twenty percent (20%) to DMB until Subordinated Lender and DMB have received up to an additional cumulative annual return of ten percent (10%) simple interest per annum (calculated based on actual days elapsed divided by 360), on such Approved Property until twenty (20%) percent simple interest has been paid on the Approved Property plus ten percent (10%) simple interest per annum on all of its other Subordinated Loan Advances (and DMB has received return on all its Capital Contributions proportionate thereto) (the "Supplemental Return Disbursements");

         (e) Eighty percent (80%) to Subordinated Lender on account of Subordinated Loan Advances attributable to such Approved Property and twenty percent (20%) to DMB, to be applied against DMB'S Capital Contributions on account of Capital Contributions with respect to such Approved Property, until such time as the principal balance of the Subordinated Loan allocable to such Approved Property, and DMB's Capital Contribution with respect to such Capital Contributions in such Approved Property, has each been reduced to zero;

         (f) Eighty percent (80%) to Subordinated Lender and twenty percent (20%) to DMB, until the Loan Recovery Shortfall has been reduced to zero;

         (g) The total remaining amount (the "Net Property Profit") shall be paid fifty percent (50%) to DMB as additional return on its equity investment in Borrower and fifty percent (50%) to Subordinated Lender as Contingent Subordinated Loan Interest.

2.    Disagreements Regarding Amount of Borrower Cash.

      If at any time, pursuant to a good faith dispute, Borrower and Subordinated Lender fail to agree as to the amount of Borrower Cash available for distribution pursuant to the Waterfall, then pending resolution of such disagreement, the Waterfall shall apply only as to the amount of Borrower Cash that is not in dispute.